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                                                                    EXHIBIT 23.2



                 [Letterhead of PricewaterhouseCoopers L.L.P.]



                        INDEPENDENT ACCOUNTANTS' CONSENT



    We consent to the incorporation by reference in this Registration Statement of Hudson Hotels Corporation on Form S-3 of our report dated February 27, 1998 on our audit of the consolidated financial statements of Hudson Hotels Corporation as of and for the year ended December 31, 1997 and our report dated March 22, 1997 on our audit of the financial statements of HH Properties-1, a wholly owned subsidiary of Hudson Hotels Corporation as of December 31, 1996 and for the period November 15, 1996 through December 31, 1996, which reports are included in the form 10K/SBA of Hudson Hotels Corporation. We also consent to the reference of our firm under the caption "Experts."



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
                                         /s/ PricewaterhouseCoopers L.L.P.
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New York, New York
February 10, 1999